Exhibit 99.2

CORPORATE PARTICIPANTS

Steven Gerard CBIZ, Inc. - Chairman, CEO

Ware Grove CBIZ, Inc. - SVP, CFO

CONFERENCE CALL PARTICIPANTS

Josh Vogel Sidoti & Company - Analyst

Vincent Colicchio Noble Financial Capital Markets - Analyst

Jim MacDonald First Analysis Securities - Analyst

PRESENTATION

Operator

Welcome to the CBIZ first-quarter 2012 results call. The conference has now begun. The host for today’s call will be Steven Gerard, Chairman and CEO of CBIZ. All participants are muted, and there will be a question-and-answer session at the end of the call.

At this time, I would like to turn the call over to Steven Gerard.

Steven Gerard - CBIZ, Inc. - Chairman, CEO

Thank you, Joanne, and good morning, everyone, and thank you for calling into CBIZ’s first-quarter 2012 conference call. Before I begin with my comments, I would like to remind you of a few things. As with all our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you are welcome to listen in. However, I ask that if you have questions, you hold them until after the call and we will be happy to address them at that time. This call is being webcast, and you can access the call over our website, www.CBIZ.com. You should have all received a copy of the release which we issued this morning. If you did not, you can access it on our website or you can call our corporate office for a copy.

Finally, please remember that during the course of the call, we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations and predictions of the future. Actual results can and sometimes do differ materially from those projected in forward-looking statements. Additional information concerning factors that would cause actual results to differ materially from those in forward-looking statements is contained in our SEC filings, Form 10-K and press release.

Joining me on the call this morning are Jerry Grisko, our President and COO, and Ware Grove, our CFO.

We were pleased to release this morning our first-quarter results, and we are off to a good start, as we signaled we might be in our last call. Total Company revenue was up 5.1%. Earnings per share were up on flat share count, and cash earnings per share were up as well, led by our two core businesses, Financial Services and Employee Services, whose combined revenues were up 8%. And notably, our Financial Services same-unit revenue was up 3.5%, the highest since Q4 of 2008. As noted in the release this morning, we continued to have headwinds in our MMP business, and I will try and address those later on.

With that introduction, I would like to welcome you to the call and turn it over to Ware to give you the details.

Ware Grove - CBIZ, Inc. - SVP, CFO

Thanks, Steve, and good morning, everyone. As is our normal practice, I want to take a few minutes to run through the highlights of the numbers we released this morning with our first-quarter 2012 earnings release.

As Steve commented, total revenue in the first quarter increased by 5.1% over the first quarter a year ago, and we are very pleased to be able to report organic revenue growth in the first quarter of 2012. As we commented previously, over the past year, we have been seeing signs of improvement in the environment for the midsize businesses we typically serve, and our ability to record organic growth in the first quarter of 2012 is a reflection of this improving trend.

Looking at our core Financial and Employee Services business, which on a combined basis represent 80% of our total revenue, in the first quarter, the same-unit revenue grew by nearly 3%, with 3.5% same-unit growth achieved in the Financial Services group and 0.9%, or essentially 1%, same-unit growth in the Employee Services group.

Now within Financial Services, the number of hours billed the clients within our accounting business units has decreased very slightly compared to the first quarter a year ago, and that decrease is approximately 1%. But we continue to realize higher yields on the hours billed, and therefore, we are achieving organic growth within this segment. In addition to our core local accounting business units, our other nationally-based Financial Services businesses are performing very well, and we expect this trend will continue through the balance of 2012.

Turning to the Employee Services group, within this group, we continue to see strength within the retirement advisory, payroll and HR consulting and recruiting businesses. And we are beginning to achieve growth within our property and casualty business at this stage. Within property and casualty, rates have been soft for a very extended period of time now, but we have seen some stabilization of rates in recent months. Our employee benefits business continues to be soft, as persistent high levels of unemployment combined with plan design changes resulting in lower-cost plans for employers does impact our ability to record growth within this business.

Now, we are very encouraged by the improving results within our core Financial and Employee Services groups. But as Steve commented and as we described earlier this year, we will continue to face challenges in achieving revenue growth within our Medical Management Professionals business in 2012. We have seen the number of procedures in the first quarter increase slightly over a year ago, but lower reimbursement rates and competitive pricing are impacting revenue within this group, and this will continue throughout the year. During the first quarter, same-unit revenue within this group declined by 6%. In addition to the impact of lower reimbursement rates during the first quarter, same-unit revenue was also impacted by several client terminations, in part related to client consolidations or clients who lost hospital contracts in 2011. We expect for the full year revenue within this group may decline modestly, and as we have done in recent years, we are and we will continue to make every effort to manage costs very carefully within this group so that we can protect the contribution from this business segment throughout the year.

I should also note that in the first quarter a year ago, our merger and acquisition advisory business closed several transactions that resulted in slightly over $800,000 of revenue, and this did not recur in the first quarter of this year. This business typically closes several transactions in any one year, but the timing of revenue is very unpredictable, and this needs to be considered in making year-over-year comparisons.

Looking at the impact of deferred compensation gains and losses on our operating income margins, if we eliminate the impact of this item, the operating income was at a margin of 15.1% this year compared to 15.4% of revenue in the prior year. You may note that the general administrative expense increased somewhat as a percent of revenue, and this is a result of slightly higher costs associated with some of the legal matters that we are currently addressing. As a result of all these factors, the earnings per share in the first quarter was $0.38 per share compared with $0.36 a year ago, an increase of approximately 6%.

Included in the first quarter for both years was a gain on the sale of our individual wealth management business, which was about a $6.5 million revenue business, and that sale occurred about a year ago. A year ago in the first quarter, we recorded an initial gain of $0.02 per share, and you may recall that the effective tax rate on that was relatively high due to non-deductible goodwill associated with that transaction. This year, as we evaluated our progress against the final performance goals on this transaction, we recorded an initial gain of approximately $0.03 per share when you rounded the impact.

Let me remind you that that seasonally, CBIZ typically uses cash during the first quarter, and that is associated with the seasonal tax and audit work performed within our Financial Services group as we build receivables in connection with this work.

Our DSO of 90 at the end of the first quarter this year compares with a DSO of 87 for the first quarter a year ago. And the increase at DSO can be attributed largely due to the strength in our retirement advisory business, as opposed to any other sector of the business. And those are very collectible funds as we essentially get compensated based on the assets under management by the investment managers.

So our client base is very stable, and we’ve also seen some nice collections against prior-year receivables. So in the first quarter, bad debt expense was approximately 33 basis points of revenue, and that compares to 63 basis points of revenue in the first quarter a year ago.

At the end of the first quarter, the outstanding balance on our $275 million unsecured line of credit was $178.4 million, and that compares with a balance of $145 million at year end. During the first quarter, we used approximately $20.9 million of funds for acquisition and earn-out related payments, and we also used approximately $600,000 in connection with the repurchase of 100,000 shares of our common stock.

Going forward, as we’ve said before, our priority continues to be on using our capital for acquisition-related purposes, with share purchases opportunistically focused on simply maintaining a steady share count of approximately 50 million fully-diluted shares outstanding.

Also included in our numbers this morning is our cash earnings and cash earnings per share. For the first quarter of 2012, cash earnings per share was $0.52 compared with $0.49 in the first quarter a year ago, an increase of slightly more than 6% year-over-year. EBITDA in the first quarter was approximately $39 million.

So far this year, we have announced two acquisitions, and we continue to review a fairly full pipeline of potential acquisitions at this stage. As we have done in recent years, at this point, we expect to close an additional three to five transactions throughout the balance of 2012. Now, over the balance of 2012, we have scheduled an additional $8.4 million in earn-out payments in connection with acquisitions made in prior years. And over the next several years, earn-out payments are scheduled or forecasted at roughly $11 million, $5 million and $4 million, again, in connection with the acquisitions we’ve closed previously.

You will note that the effective tax rate for the first quarter this year was 41.7% compared with 42.9% in the first quarter a year ago. The effective tax rate a year ago, as I commented earlier, was impacted by the non-deductible goodwill in connection with a gain on sale that we recognized. And again, the gain this year was booked at the 41.7% average effective tax rate for this year. We continue to project a full-year effective tax rate of closer to 40% for 2012, as we expect to take advantage of more favorable items that may occur throughout the balance of this year. You may note that last year the effective tax rate was 39.1% for the full year; again, that is after starting the first quarter at 42.9%.

Turning to share count, the fully-diluted share count was approximately 49.5 million shares at March 31 this year, and we continue to expect that our weighted average share count will be approximately 50 million shares for the full year of 2012.

So in conclusion, led by the strong performance of our core Financial and Employee Services businesses, we are very pleased to report organic growth in the first quarter this year. We continue to expect to achieve total revenue growth for the full year within a range of 3% to 4%. Organic revenue growth will represent a balance between stronger growth within our Financial and Employee Services groups, offset by some anticipated modest declines within Medical Management Professionals group. And this growth will be supplemented by the growth achieved through acquisition, as you’ve seen in the first quarter. Of course, this expectation does not include the impact of any future acquisitions that may be closed as we move through the balance of this year.

Now, for the full year of 2012, we continue to expect to achieve growth in fully-diluted earnings per share within a range of 6% to 8% over the $0.58 per share that we reported for the full year of 2011 as we leverage our revenue growth into a faster rate of growth on earnings per share. And of course, we continue to expect to generate substantial cash flow from operating activities, and we expect full-year EBITDA to be approximately $85 million at this stage.

So with these comments, I will conclude and I will turn it back over to Steve.

Steven Gerard - CBIZ, Inc. - Chairman, CEO

Thank you, Ware. Let me see if I can give you some additional color on the first quarter. This was a good quarter for us, and this was consistent with what we thought we were going to see after our last call. But let me caution that it is a little too early to declare complete victory.

The basic economic factors that continue to provide uncertainty for our clients in the small to midsized companies have really not been resolved, either by governmental action or by a strong rebounding economy. So we consider the current economy to continue to be a bit fragile. Having said that, the outlook for us appears to be considerably better than it has been in the past, and we look forward to future quarters which will give us a greater certainty as to whether we are truly seeing a sustained, robust recovery. So again, the first quarter was good. It was consistent with what we thought. But I think it is important that we keep the quarter results under control until we get further clarity with subsequent quarters.

With respect to our MMP business, we have been completely open as to the fact that this is going to be another tough revenue year. They are continuing to develop ways to improve profitability, as they did so successfully last year. They are aggressively going after new business, and they are focusing on a more active acquisition program. So this continues to be an important business for us, one that we will see some revenue decline in 2012 from organic business, and we are hopeful that we will be able to make that up.

With respect to our acquisition program in total, the backlog of potential acquisitions is as strong as it has ever been. As we’ve noted before, we expect that from here on out, we will do our three to five transactions, or perhaps more, and that is an encouraging sign for us as we look out.

With respect to our two core businesses, we are expecting over the year to see, in total, organic same business unit growth by end of the year continuing where they’ve started this year. We don’t tend to look at this quarter by quarter, but over the course of the year, I expect that is what we will be able to report.

With that, I would like to stop and take questions of our analysts and shareholders, and then I will come back with some concluding remarks.

QUESTION AND ANSWER

Operator

(Operator Instructions) Josh Vogel, Sidoti & Company.

Josh Vogel - Sidoti & Company - Analyst

Thank you. Good morning, Steve and Ware. My first question — I think, Ware, you were talking about higher yields on the hours billed in Financial Services. Can you give out what total hours were billed during the quarter versus a year ago?

Ware Grove - CBIZ, Inc. - SVP, CFO

Well, as I commented earlier, the total hours declined about 1%.

Josh Vogel - Sidoti & Company - Analyst

Okay.

Ware Grove - CBIZ, Inc. - SVP, CFO

That may not be an indication of client demand, by the way. It could be an indication of efficiencies of management or the engagement. So after declining 4%, 5%, 6% in recent years, we view this as a very positive and not unexpected. So the yields, to the extent that we are bringing more efficient engagement management to the table, that means that we are still gaining the same revenue and using fewer resources. Therefore, you’ve got top-line growth, and that is a nice metric to see.

Josh Vogel - Sidoti & Company - Analyst

Yes, definitely. Okay. And Ware, you talked about some legal matters. Can you just refresh me what was going on on that front?

Steven Gerard - CBIZ, Inc. - Chairman, CEO

Josh, those are no different than we reported in the 10-K and the last Q’s. Just the activity level tends to accelerate and then slow down. We saw a little bit more in connection with the Mortgages Ltd. case in the quarter and some of the other cases that we’ve talked about. There are no dramatically new expenses connected with any new cases. It is just much more of kind of the lumpiness of the bills.

Ware Grove - CBIZ, Inc. - SVP, CFO

And it is not a statement that we expect liabilities to increase so much as we are managing our way through these cases at the early to mid stage of these cases.

Steven Gerard - CBIZ, Inc. - Chairman, CEO

Also, as you can appreciate, and I think we’ve commented on this before, in some of these larger cases, one of the claims that is made tends to try and tie CBIZ as an entity to Mayer Hoffman McCann, the audit business. And as you know, that is a critical element for us, to keep those two things separate, as in fact they are. So when these kind of cases come up, we put a lot of resources against that particular issue, so we don’t lose one of those.

Josh Vogel - Sidoti & Company - Analyst

Okay, great. Thank you. And just one last one. With regard to EPS guidance, I know we saw the gain on the sale in both Q1 last year and Q1 this year, so I guess you could back them out, and you can get an apples-to-apples snapshot and still looking for about 6% to 8% growth. But when you initially gave your EPS guidance a couple months ago for the year, did that include the expected gain on the sale that you were going to see in Q1?

Ware Grove - CBIZ, Inc. - SVP, CFO

Yes, Josh. We didn’t know what the expected gain would be. We assumed it would be roughly equal to the gain in the prior year. The fact that it rounds to a penny more is not a concern to us. We are not changing our guidance. It didn’t incorporate $0.03 versus $0.02. We are still saying 6% to 8% over the $0.58 a year ago.

Josh Vogel - Sidoti & Company - Analyst

Okay, great. Thank you.

Operator

Vincent Colicchio, Noble Financial Capital Markets.

Vincent Colicchio - Noble Financial Capital Markets - Analyst

Ware, I apologize — I may have missed it. Overall organic growth for the quarter?

Ware Grove - CBIZ, Inc. - SVP, CFO

Overall organic growth was 1%, or 0.9%. Again, the core growth roughly was 3% on Financial Services and Employee Services, offset by the 6% decline in Medical Management, and of course, the M&A National Practices also had a decline. So roughly 1% overall organic growth.

Vincent Colicchio - Noble Financial Capital Markets - Analyst

What was the number for National Practices?

Ware Grove - CBIZ, Inc. - SVP, CFO

Well, National Practices is a very small number, but it was down 7.6%, Vince.

Vincent Colicchio - Noble Financial Capital Markets - Analyst

Okay. And in the M&A market, have there been any changes in terms of multiples picking up here? Any color there would be helpful.

Steven Gerard - CBIZ, Inc. - Chairman, CEO

We are continuing to see no change in the multiples on the Financial Services side. The multiples on the Employee Services side, especially for the Retail Employee Services, the retail and benefits and property and casualty business continued to be a bit higher, but they haven’t moved dramatically. And on the MMP market, they haven’t moved dramatically either.

Vincent Colicchio - Noble Financial Capital Markets - Analyst

Then is there any color you could add on the property and casualty market, the stabilization here? Is it just simply volumes getting a little better? Any color would be helpful there as well.

Steven Gerard - CBIZ, Inc. - Chairman, CEO

We are beginning to see, as was expected in the industry, some firming in pricing. It is somewhat anecdotal now — as each of the clients renew, we are seeing slightly stronger pricing. So the expectation over the next 12 to 18 months is that pricing will firm up as compared to the last five to six years.

Vincent Colicchio - Noble Financial Capital Markets - Analyst

Okay. And then on the MMP business, you said you were affected by some client losses to consolidation and I guess competitive losses. Which would you attribute to have had a greater impact?

Steven Gerard - CBIZ, Inc. - Chairman, CEO

There are three or four categories of client losses. Some of it is loss of hospital contract. Some of it has to do with consolidation of practices. Some of it has to do with the practices themselves disbanding. And some are competitive. Over the past year, I would say the competitive losses were probably no more than 25% of the total losses. We don’t lose too many to the competition. It is much more an industry-wide phenomenon where the number of groups are breaking up. In some cases, the groups are being acquired by hospitals who do their own billing. So I don’t have the exact number in my head, but it is not 50% of the volume loss.

Vincent Colicchio - Noble Financial Capital Markets - Analyst

Thanks. That’s helpful. That’s all I have. Appreciate it.

Operator

Jim MacDonald, First Analysis Securities Corporation.

Jim MacDonald - First Analysis Securities - Analyst

Good morning, guys. Just to follow up on Josh’s question, so for EPS guidance, are you counting this as a $0.38 quarter?

Ware Grove - CBIZ, Inc. - SVP, CFO

Well Jim, you could adjust both. I think you have basically the same growth. If you adjust last year versus this year, you would have to adjust both years by $0.02 or $0.03. We are looking at it as a $0.36 versus $0.38 quarter at this stage, not really making the adjustment ourselves.

Jim MacDonald - First Analysis Securities - Analyst

Okay. And then you sort of talked about how same-store growth for ES and FS might bounce around throughout the year. Is that because as we get later in the year, it turns to more a project business or is there some other reason for that?

Steven Gerard - CBIZ, Inc. - Chairman, CEO

No, there is no other external reason other than what we’ve already talked about. There is a degree of lumpiness. There is a degree of large client activity. So what I wanted to do was just signal that our expectation for the year is same-unit revenue growth for each of our core businesses, without getting into Quarter 2 versus Quarter 3, because these things can be somewhat lumpy. And we’re expecting same-unit growth in our core businesses for the full year.

Jim MacDonald - First Analysis Securities - Analyst

And what impact do you expect to see assuming the threat of the capital gains tax rate going up next year, and also maybe the impact of Sarbanes-Oxley going away under the Jobs Act for small businesses that might have been thinking about going public or whatever.

Steven Gerard - CBIZ, Inc. - Chairman, CEO

Well, there is a bunch of things that are pending. Let me try and take each of them. With respect to the Sarbanes-Oxley possibility of small companies not having the same requirements that they have, that won’t have a great deal of impact on us. Our audit business is important to us, but isn’t the key driver. So whether there are changes there and we get to pick up something or lose something, that is not going to have a dramatic impact on us. The MLR, the medical loss ratio, which we’ve talked about in prior calls and the concern that the transparency coming out of that would affect our Employee Services business, quite frankly, we’ve seen little or no impact of the MLR. The third item that you asked about was —?

Jim MacDonald - First Analysis Securities - Analyst

Do you expect it to be a better year for transactions and therefore —?

Steven Gerard - CBIZ, Inc. - Chairman, CEO

Oh, capital gains. You know, that is an interesting question. Every single year early in the year, there are rumors of capital gains changes coming out of Washington, and an expectation that people will be more interested in selling this year rather than next year. The fact of the matter is it never has happened that way. So we are not seeing any greater list of potential acquisitions because of a concern or an opportunity to take advantage of capital gains. What we are seeing is a stronger list of possible acquisitions for other reasons in each industry, but not being capital gains driven. I will tell you that a change in capital gains or any other significant change coming out of Washington affecting taxes is generally a positive for us, because it gives us an opportunity to sit down again with our clients, talk about something new and come up with solutions. So it may not impact the M&A activity, but it might help our Financial Services group. I think there is also a healthy skepticism here as to whether anything will happen in Washington the rest of this year out of Congress that are likely to affect our businesses.

Jim MacDonald - First Analysis Securities - Analyst

Okay, thanks for the color.

Operator

Gentlemen, at this time, there are no further questions in the queue.

Steven Gerard - CBIZ, Inc. - Chairman, CEO

Okay. Well, if there are no further questions, let me just give you some concluding remarks. Again, we are very comfortable with the first quarter. We are very pleased with the results of our Employee Services and Financial Services groups. We are working very, very hard, as is the management of MMP to do and be as successful as they were last year in offsetting whatever revenue declines we have. Fundamentally, the business prospects look good this year and better than in first quarter of the last couple years, albeit with the caution I gave you earlier, which is it’s a little early to declare total victory.

Having said that, I would like to thank our own associates, who have worked extremely hard in the first quarter to produce these results. And I’m looking forward to being able to present to everyone our second-quarter results.

With that, I thank you, and if anyone has any additional questions, please give us a call.

Operator

Ladies and gentlemen, this call has concluded. We thank you for your participation.